Exhibit 99.1

                 FARO RECEIVES $1.7 MILLION IN NEW AIRBUS ORDERS

    LAKE MARY, Fla., Feb. 15 /PRNewswire-FirstCall/ -- FARO Technologies, Inc., the only company with a complete line of portable 3D coordinate measurement systems for the Computer-Aided Measuring (CAM2) market, announced the receipt of approximately $1.7 million in FARO Laser Tracker orders from Airbus S.A.S.

    The orders consisted of seven units for Airbus UK's A380 wing assembly plant, and five units for Airbus France's A380 fuselage assembly plant. The Airbus UK order was received the second week in February, following the Airbus France order in December 2004.

    "These new orders follow our earlier successful FARO Laser Tracker installations in Airbus France for the A380 project that we first announced in 2002," said FARO CEO Simon Raab. "We are very proud to play a part in the launch of this new state-of-the-art aircraft. This will bring the total number of Laser Trackers at Airbus to more than 25 units."

    The FARO Laser Tracker is a portable, three-dimensional measurement system that uses laser technology to effectively and accurately measure large parts, tooling and machinery within its 230-ft. range.

    Set on a tripod, it operates by bouncing a beam off a movable, reflective target that is dragged along the surface to be measured. By simultaneously measuring two angles and the distance, it can pinpoint the position of the target to an accuracy of up to 0.001 in. As a user moves the target from one location to another, the Tracker follows, recording position points in the software of its laptop computer. If, at any point, the beam between the Tracker and target is interrupted, its XtremeADM feature allows it to re-acquire the beam without returning to a reference point. Once the target has been traced over the entire object, the Tracker compiles a 3D image of the object as a digital file.

    Besides its many applications at Airbus, FARO Laser Trackers are used in almost every industry for tasks where high-precision measurement is needed, including aligning robotic assemblies.

    About FARO
    With more than 7,500 installations and approximately 3,500 customers globally, FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform 3D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Laser ScanArm; FARO Gage and Gage-PLUS; Platinum, Titanium and Advantage FaroArms; the FARO Laser Tracker X and Si; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered. Learn more at http://www.faro.com .

SOURCE  FARO Technologies, Inc.
    -0-                             02/15/2005
    /CONTACT: Darin Sahler, Global Public Relations Officer, sahlerd@faro.com, or Greg Fraser, EVP & CFO, fraserg@faro.com, both of FARO Technologies, Inc., +1-407-333-9911/
    /First Call Analyst: /
    /FCMN Contact: trowbris@faro.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.faro.com /